EXHIBIT 21

                              LIST OF SUBSIDIARIES



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                        LIST OF CHINA WI-MAX SUBSIDIARIES


The Company currently has two wholly-owned (100%) subsidiaries in China

     1)   Beijing Yuan Shan Da Chuan Business Development Ltd.
     2)   Beijing Yuan Shan Shi Dai Technology Ltd.

Ownership of these two entities was effectuated in September 2008.